UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

www.core-mark.com

April 23, 2007

Dear Fellow Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (Core-Mark) to be held at 2:00 p.m. PDT on Tuesday, May 15, 2007 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The notice of meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Core-Mark stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

/s/ J. Michael Walsh

J. Michael Walsh

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

April 23, 2007

The 2007 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (Core-Mark) will be held as follows:

DATE:	Tuesday, May 15, 2007

TIME:	2:00 p.m. PDT

LOCATION:	Hyatt Regency San Francisco Airport Hotel 1333 Bayshore Highway Burlingame, CA 94010

PURPOSE:	To consider and act upon the following proposals:

	1.	The election of directors;

	2.	The approval of the Core-Mark 2007 Long-Term Incentive Plan;

	3.	The ratification of the selection of the independent registered public accounting firm; and

	4.	Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposals 2 and 3.

Stockholders of record at the close of business on March 23, 2007 will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Gregory Antholzner

Gregory Antholzner

Vice President—Finance, Treasurer and Assistant Secretary

It is important that your shares be represented and voted,

whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY BY:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	IN PERSON:

You may attend the Annual Meeting and vote in person.

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2007

CORE-MARK HOLDING COMPANY, INC.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Core-Mark Holding Company, Inc. (Core-Mark) on or about April 23, 2007 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 2:00 p.m. PDT on Tuesday, May 15, 2007 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the meeting. As of such date, there were 10,329,367 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Shareowners of record described below may cast their votes by proxy by:

(1)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope; or

(2)	attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote on a matter in the absence of timely instructions from the beneficial owners (broker non-votes) are treated as present for the purposes of determining a quorum.

Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a negative vote. Broker non-votes on such proposals are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2006, which accompanies this Proxy Statement.

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 31, 2007 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group.

Except as otherwise noted below, each of the following individual’s address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite #415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 31, 2007, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
Post Confirmation Trust of Fleming Companies, Inc.[1]	1,175,027	11.4%
Third Point LLC[2]	900,000	8.7%
River Run Management LLC[3]	736,564	7.1%
The Goldman Sachs Group, Inc.[4]	732,505	7.1%
Directors and Named Executive Officers:
J. Michael Walsh[5]	119,172	1.2%
Stacy Loretz-Congdon[5]	12,898	*
Basil P. Prokop[5]	89,350	*
Chris Walsh[5]	86,470	*
Thomas B. Perkins[5]	60,536	*
James E. Wall[5]	6,882	*
Robert A. Allen[6]	6,875	*
Stuart W. Booth[6]	4,375	*
Gary F. Colter[6]	6,875	*
L. William Krause[6]	4,375	*
Harvey L. Tepner[6]	6,875	*
Randolph I. Thornton[6]	6,875	*
All directors and executive officers as a group (15 persons)	477,091	4.4%

*	Represents beneficial ownership of less than 1%.
[1]	The address of Post Confirmation Trust of Fleming Companies, Inc. (the “PCT”) is 5801 North Broadway, Suite 100, Oklahoma City, Oklahoma 73118. Pursuant to Core-Mark’s emergence from bankruptcy in August 2004, the company issued an aggregate of 9,800,000 shares of its common stock to the PCT in exchange for the stock of Core-Mark International, Inc. and its subsidiaries. The PCT has distributed 8,624,973 shares of our common stock to certain of Fleming Companies, Inc. creditors and continues to hold 1,175,027 shares that are subject to future distribution to Fleming’s creditors as claims are resolved.
[2]	The address of Third Point LLC is 390 Park Avenue, 18th Floor, New York, New York 10022. Mr. Daniel Loeb exercises voting and investment control over such shares and may be deemed to beneficially own the shares. Share amounts listed are derived from Third Point LLC’s Schedule 13G/A filing with the SEC on February 13, 2007.
[3]	The address of River Run Management, LLC is 152 West 57th Street—52nd Floor, New York, New York 10019. Mr. Ian Wallace exercises voting and investment control over such shares and may be deemed to beneficially own the shares. Mr. Wallace disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Share amounts listed are derived from River Run Management, LLC’s Schedule 13G filed with the SEC on February 13, 2006.

[4]	The address of The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004. Share amounts listed are derived from Goldman Sachs Group, Inc.’s Schedule 13G/A filed with the SEC on January 22, 2007.
[5]	Includes beneficial ownership of aggregate options and restricted stock units held by such individual and exercisable within 60 days of March 31, 2007 into the following amount of shares: Mr. J.M. Walsh—93,890, Ms. Loretz-Congdon—8,057, Mr. Prokop—86,075, Mr. C. Walsh—74,330, Mr. Perkins—57,377, Mr. Wall—none.
[6]	Share amounts represent beneficial ownership of aggregate options held by such individual and exercisable within 60 days of March 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Core-Mark’s directors, executive officers and beneficial owners of more than 10% of Core-Mark’s equity securities (10% Owners) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Core-Mark with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Core-Mark’s directors, executive officers and 10% Owners, Core-Mark believes that for the fiscal year of 2006, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a), except that (i) a report of the PCT’s Initial Statement of Beneficial Ownership of Securities on Form 3 was filed January 11, 2006, approximately two months late and (ii) Core-Mark believes that the PCT is currently out of compliance because it is aware of 1,091,437 additional shares having been distributed since the PCT’s latest filing of Form 4 with the SEC on January 11, 2006. Based on reports from its transfer agent, as of March 31, 2007 Core-Mark believes the PCT holds approximately 1,175,027 shares of Core-Mark common stock.

PROPOSAL 1.    ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors each of whom’s term expires at the 2007 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2008 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen

Stuart W. Booth

Gary F. Colter

L. William Krause

Harvey L. Tepner

Randolph I. Thornton

J. Michael Walsh

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Krause, Tepner, Thornton and Walsh.

NOMINEES FOR DIRECTOR

Robert A. Allen, 57, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley.

Stuart W. Booth, 56, has served as a Director of Core-Mark since August 2005. Mr. Booth has been employed by Central Garden & Pet Company, a publicly-traded marketer and producer of pet and lawn and garden supplies, since 2002, and is currently its Executive Vice President, Chief Financial Officer and Secretary. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration from California State University, San Francisco.

Gary F. Colter, 61, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner–Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman–Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the board of directors of Canadian Imperial Bank of Commerce and Owens-Illinois, Inc. and serves on the board of trustees for Retirement Residences Real Estate Investment Trust (a private company). In addition, Mr. Colter serves as the chair of the audit committee and is a member of the governance committees for all three companies. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a fellow chartered accountant (FCA).

L. William Krause, 64, has served as a Director of Core-Mark since August 2005. Mr. Krause presently serves as President of LWK Ventures, a private investment firm, a position he has held since 1991. Mr. Krause has been Chairman of the Board of Caspian Networks, Inc., a high performance networking systems provider, since April 2002 and was CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Presently, Mr. Krause serves on the board of directors of Brocade Communications Systems, Inc., Packeteer, Inc., Sybase, Inc., and TriZetto Group. Mr. Krause received a Bachelor of Science degree in electrical engineering from The Citadel.

Harvey L. Tepner, 50, has served as a Director of Core-Mark since August 2004 and also serves as a member of the board of directors of Global Aero Logistic Inc. (formerly known as New ATA Holdings Inc. and is on the board of the Post Confirmation Trust of the Fleming Companies. Since December 2002, Mr. Tepner has been a Partner of Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002. Prior to Loeb, Mr. Tepner worked as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner is a Chartered Accountant (Canada) and previously worked for Price Waterhouse in Canada. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University.

Randolph I. Thornton, 61, has served as a Director and Chairman of the Board of Directors of Core-Mark since August 2004 and also serves as a member of the board of directors of the Post Confirmation Trust of the Fleming Companies. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a managing director until Mr. Thornton retired from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the board of directors of Comdisco Holding Company, Inc. In addition, Mr. Thornton was a member of the board of directors of Edison Brothers Stores, Inc. from 1997 to 2000 and served as the chair of its audit committee during that time. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration from Columbia Business School.

J. Michael Walsh, 59, has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President—Sales. From April 1991 to January 1996, Mr. Walsh was a Senior Vice President—Operations and was Senior Vice President—U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President—Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration from Texas A&M at West Texas.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Robert A. Allen, Stuart Booth, Gary F. Colter, L. William Krause and Randolph I. Thornton are each independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our board of directors.

Committees of the Board of Directors

Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance and Investment Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at http://www.core-mark.com/investorrelations/corpgov.html. Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445. The membership and function of each committee are described below.

Audit Committee

The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee reviews our financial results, our filings with the Securities and Exchange Commission and the effectiveness of our internal control functions. In addition, it approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter and Randolph I. Thornton, each of whom is a non-employee member of our board of directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is the Chairman of the audit committee, and he and Mr. Colter qualify as audit committee financial experts as defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the current rules of the NASDAQ Global Market.

Compensation Committee

The compensation committee reviews and approves our general compensation policies and recommends to our board of directors the compensation provided to our directors and executive officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee administers our stock option plans and reviews and determines equity-based compensation for our directors, officers, employees and consultants. The current members of the compensation committee are Gary F. Colter, L. William Krause, Robert A. Allen, and Randolph I. Thornton, each of whom is a non-employee member of our board of directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Colter is the Chairman of the compensation committee. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the rules of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The members of the nominating and governance committee are Robert A. Allen, Gary F. Colter, L. William Krause and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Allen is the Chairman of the nominating and corporate governance committee. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the rules of the NASDAQ Global Market.

Finance and Investment Committee

The finance and investment committee, which was formed in 2006, provides assistance to the board of directors in reviewing and evaluating potential acquisition, divestiture, investment and other strategic opportunities and in sourcing and negotiating such strategic or financial opportunities. In addition, the finance and investment committee is responsible for assisting management and the board of directors in reviewing and evaluating our capital structure, including the appropriate mix of debt and equity and the issuance of dividends, and reporting and making recommendations to the board of directors concerning such capital structure matters. The members of the finance and investment committee are Robert A. Allen, Harvey L. Tepner, Randolph I. Thornton and J. Michael Walsh. Mr. Tepner is the Chairman of the finance and investment committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2006, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	7
Audit Committee	20
Compensation Committee	4
Nominating and Corporate Governance Committee	4
Finance and Investment Committee	4

Each of our directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2006 Annual Meeting.

Director Compensation

We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. In addition, non-employee directors receive an annual fee of $30,000 and a fee of $1,500 for each board and committee meeting attended. In addition, the Chairman of the board of directors receives an annual fee of $50,000 as consideration for acting as the Chairman of the board of directors. For

2006, the Chairman of the audit committee, compensation committee, nominating and corporate governance committee and finance and investment committee received an annual fee of $15,000, $7,500, $7,500 and $7,500 (pro-rated to $4,688 for 2006), respectively, in consideration for acting as the Chairman of the respective committee. For 2007 the annual fee of the Chairman of the Audit Committee has been increased to $20,000. The annual fee is paid in equal quarterly installments. Each non-employee director also received an option to purchase 7,500 shares of our common stock under our 2004 or 2005 Directors Equity Incentive Plan. The exercise price of the stock options granted to our non-employee directors is based on the fair value of our common stock as determined by our board of directors on the date of grant. The options vest one-third on the first anniversary of the grant date, and the balance quarterly over the next two years.

If the 2007 Long-Term Incentive Plan (the 2007 Plan) that is the subject of Proposal 2 below is approved by our stockholders, each of our non-employee directors will receive an annual grant under the 2007 Plan having a value of $30,000. It is currently anticipated that fifty percent of the value of each grant would be in the form of restricted stock units, and fifty percent of such value would be in the form of stock options having an exercise price equal to fair market value on the date of grant. Each annual grant would be subject to a one-year vesting requirement.

The following table shows the compensation paid to our non-employee directors for 2006

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert A. Allen	$63,000	[1]	—	$10,979	[2]	—	—	$73,979
Stuart W. Booth	$85,500	[3]	—	$20,382	[4]	—	—	$105,882
Gary F. Colter	$90,000	[5]	—	$10,979	[2]	—	—	$100,979
L. William Krause	$52,500	[6]	—	$20,382	[4]	—	—	$72,882
Harvey L. Tepner	$49,688	[7]	—	$10,979	[2]	—	—	$60,667
Randolph I. Thornton	$137,000	[8]	—	$10,979	[2]	—	—	$147,979

[1]	Consists of: $30,000 Board retainer, $7,500 Committee Chair retainer (Nominating and Corporate Governance Committee), and attendance at 17 meetings (at $1,500 per meeting).
[2]	Director holds 5,625 vested and 1,875 unvested options as of December 31, 2006.
[3]	Consists of: $30,000 Board retainer, $15,000 Committee Chair retainer (Audit Committee), and attendance at 27 meetings (at $1,500 per meeting). Stipend as Chair of Audit Committee has been increased to $20,000 for 2007.
[4]	Director holds 3,125 vested and 4,375 unvested options as of December 31, 2006.
[5]	Consists of: $30,000 Board retainer, $7,500 Committee Chair retainer (Compensation Committee), and attendance at 35 meetings (at $1,500 per meeting).
[6]	Consists of: $30,000 Board retainer and attendance at 15 meetings (at $1,500 per meeting).
[7]	Mr. Tepner received $4,688 as a retainer for his service as Chair of the newly created Finance and Investment Committee. The annualized amount of retainer attributable to service on this committee is $7,500. Amount disclosed consists of: $30,000 Board retainer, $4,688 Committee Chair retainer, and attendance at 10 meetings (at $1,500 per meeting).
[8]	Consists of: $30,000 Board retainer, $50,000 Board Chair retainer, and attendance at 38 meetings (at $1,500 per meeting).

Certain Relationships and Related Transactions

Transactions with Directors and Management

One of our prior customers, Eureka Management Group LLC, is owned primarily by Ron McPherson, who is the father of Scott McPherson, one of our Vice Presidents. The Company recorded no sales in 2006 and net sales $0.2 million in 2005 to Eureka Management Group LLC. These transactions were negotiated at arms-length and in the ordinary course of business. Until February 16, 2006, we held a non-recourse note receivable of approximately $220,000 related to the 2005 transactions which were collateralized by a deed of trust on a convenience store owned by Eureka Management Group LLC. On February 16, 2006 the note receivable had been repurchased by Eureka Management Group LLC for $200,000 and is no longer outstanding.

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is between J. Michael Walsh and Chris L. Walsh. J. Michael Walsh is Chris L. Walsh’s uncle.

Corporate Governance

The Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the Governance Committee). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; and (iv) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Core-Mark Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations: Robert A. Allen, Stuart W. Booth, Gary F. Colter, L. William Krause and Randolph I. Thornton.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier, and develop recommendations to enhance the respective Board or committee effectiveness over the next year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

When considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Core-Mark’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (the Code) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code is available on the Company’s website at http://www.core-mark.com/investorrelations/corpgov.html.

Core-Mark also maintains policies regarding insider trading and communications with the public (Insider Trading Policy) and procedures for the Audit Committee regarding complaints about accounting matters (Whistleblower Policy). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committees procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line at (888) 587-3571. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on Core-Mark’s website at http://www.core-mark.com/investorrelations/corpgov.html.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications to the Board will remain unopened and be promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 23, 2007:

Name	Age	Position
J. Michael Walsh	59	President, Chief Executive Officer and Director
Stacy Loretz-Congdon	47	Senior Vice President and Chief Financial Officer
Basil P. Prokop	63	President—Canada Distribution
Chris L. Walsh	42	Senior Vice President—Sales and Marketing
Christopher Miller	46	Vice President and Chief Accounting Officer
Henry Hautau	65	Vice President—Employee and Corporate Services
Scott E. McPherson	37	Vice President—U.S. Divisions
Thomas B. Perkins	48	Vice President—U.S. Divisions

J. Michael Walsh has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President—Sales. From April 1991 to January 1996, Mr. Walsh was a Senior Vice President—Operations and was Senior Vice President—U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President—Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration from Texas A&M at West Texas.

Stacy Loretz-Congdon has served as our Senior Vice President and Chief Financial Officer since December 2006. From January 2003 to December 2006, Ms. Loretz-Congdon, served as the Company’s Vice President of Finance and Treasurer and from November 1999 to January 2003 served as our Corporate Treasurer. Ms. Loretz-Congdon joined Core-Mark in May of 1990 and has served various functions in accounting and finance since that time. Prior to joining Core-Mark, Ms. Loretz-Congdon was an auditor for Coopers & Lybrand. She received her Bachelor of Science degree in accounting from San Francisco State University.

Basil P. Prokop has served as President of Canada Distribution since 1992. From 1987 to 1992, Mr. Prokop served as the Vice President and Director of Core-Mark Canada, and from 1986 to 1987 he served as Senior Vice President of Sales of Core-Mark Canada. Mr. Prokop joined Core-Mark in 1984 as a result of our acquisition of Western Smallwares, where he had been employed in various positions, including as a partner and senior officer, from 1960 to 1984.

Chris L. Walsh has served as our Senior Vice President—Sales and Marketing since 2003. Mr. Walsh is responsible for major new business development, relationships and income generation with our key vendors and development and execution of marketing programs throughout Core-Mark. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President—Merchandising in 1997 and Vice President—Marketing in 1999. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson Foods and Taco Bell. Mr. Walsh received a Bachelor of Arts Degree, cum laude, in economics and English from the University of Puget Sound and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Christopher Miller has served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller has a Bachelors of Business Administration in accounting from Dowling College and is a Certified Public Accountant.

Henry Hautau has served as our Vice President—Employee and Corporate Services since 1992. Prior to joining Core-Mark, Mr. Hautau served in human resource management positions with SOHIO Petroleum Company (British Petroleum North America), Alesa Alusuisse, and Schlumberger Limited. Mr. Hautau received a Bachelor of Arts degree from Saint Francis College in Loretto, Pennsylvania.

Scott E. McPherson has served as our Vice President—U.S. Divisions since January 2003. From June 2001 to January 2003, Mr. McPherson served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science Degree in business administration from Lewis & Clark College and a Master of Business of Administration from the University of Portland.

Thomas B. Perkins has served as our Vice President—U.S. Divisions since September 2003. From January 2001 to August 2003, Mr. Perkins served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a controller with Pepsi Cola Company. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions relating to the following persons, whom we refer to as our named executive officers:

J. Michael Walsh, our President and Chief Executive Officer;

James E. Wall, our Senior Vice-President and Chief Financial Officer through November 30, 2006;

Stacy Loretz-Congdon, our Senior Vice-President and Chief Financial Officer from December 1, 2006;

Basil Prokop, our President—Canada;

Christopher Walsh, our Senior Vice-President, Sales and Marketing; and

Thomas B. Perkins, our Vice-President—U. S. Distribution (Region I)

Objectives of Our Compensation Programs

Our compensation program for executive officers is structured to achieve the following objectives:

•

Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast paced, stimulating, entrepreneurial environment. There are several very important attributes in attracting and retaining motivated and competent people. Compensation is one of them but not the only one.

•

Align individual and organization goals with that of our stakeholders and customers. We believe that it is primarily the dedication, creativity, competence and experience of our entire workforce that enables us to compete, given the realities of the industry in which we operate. History has shown that our business is not easily nor quickly mastered by people attempting to migrate from other industries. We attempt to retain our experienced, long-term employees, avoid employee turnover, create a cadre of dedicated professionals focused on increasing stockholder value, align the interests of our employees and stockholders and foster an ownership mentality in our executives by giving our employees a meaningful stake in our success through our equity incentive and cash bonus programs.

•

Create a reward structure that leads to achievement of excellent, meaningful results. We believe that compensation is about results, not activities. Since we operate on low margins we cannot afford to over-pay, and for this reason we attempt to link compensation closely to results by structuring a significant portion of executive compensation as a results-based bonus.

•

Tailor individual incentives within different segments of the organization depending on the priorities and needs existing at the time. This facilitates individual focus to capitalize on opportunities and to correct weaknesses in a particular segment of the organization. We view our Divisions as stand-alone businesses that require empowered, capable, local management expertise to operate effectively. We attempt to encourage an entrepreneurial approach in our division-level executives by using bonus targets tied to divisional or regional results and other, individually tailored, objectives.

•

Integrate strategic goals and objectives throughout all facets of the organization. This enables quicker, more effective execution of strategic corporate objectives. Our ability to modify and tailor the components of our cash bonus program allows us to revise these components from year to year and executive to executive as our strategic goals evolve.

•

Proportionality and Common Sense are the rules. It is important to Core-Mark that our executive compensation arrangements not only permit us to attract and retain executives capable of driving stockholder value, but also be perceived as fair by all relevant constituencies, including the affected executives, our stockholders, and our employees generally. This means that compensation should be proportionate to the impact that an executive can have on the organization, that equal contributors should be treated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between CEO or other senior level compensation and the compensation of the balance of our management team. We attempt to tailor all compensation decisions on an individual basis. We do not believe in a formulaic approach based on job classification.

Elements of Executive Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary.

•	Annual cash incentive bonus dependent on our financial performance and achievement of individual objectives.

•

Long-term incentive compensation through grants of equity-based awards. Past awards have consisted of restricted stock, restricted stock units, and stock options. We anticipate that under our 2007 Plan, as proposed for approval in this Proxy Statement, we will also make grants in the form of performance shares or performance units.

•	An Executive Severance Plan providing for severance payments upon involuntary termination of an executive other than for cause.

•

Participation in retirement benefits available to U.S. employees through a 401(k) Savings Plan and to employees in Canada through a Registered Retirement Savings Plan (RRSP). We do not offer other types of retirement or pension plans to our executive officers.

•

Health and welfare benefits that are available to substantially all our employees. We share the expense of such health and welfare benefits with our employees, the cost depending on the level of benefits coverage an employee elects to receive. Our health and welfare plan offerings are the same for our executive officers and its other non-executive employees.

•

Group Life, Accidental Death & Dismemberment and Short and Long Term Disability insurances are also provided to both our executive officers and non-executive employees. However, executive officers and other senior officers and managers are provided with additional group life insurance, determined as a percentage of base salary, subject to a cap.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Our base salaries and our base benefits such as 401(k), RRSP, severance, group health and group life insurance are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive’s job. Base salaries are not intended to provide the total compensation potential for an executive who has the capacity and opportunity to move our business forward. The higher up the organizational ladder an executive is, the lower that base salary as a percentage of total potential compensation becomes. That is, the more impact an executive can have on the organization, the more that executive will have to rely on performance based compensation and the larger performance based compensation will become as a percentage of the executive’s total compensation.

Through our incentive bonus program, we attempt to tailor performance goals to each individual executive officer and to our current priorities and needs. Accordingly, the results we attempt to reward may vary from executive to executive and from year to year. In general, however, we seek to reward our executives based on the

Company or relevant region meeting a pre-determined level of FIFO pre-tax net profit (which we define as net income plus income tax expense, plus LIFO expense or less LIFO income, as applicable, less cigarette manufacturers’ price increase holding profits), on the Company or region meeting a pre-determined level of revenue, and on the executive’s meeting various individual goals. A more detailed discussion of factors used in 2006 appears below.

Through our equity incentive plans we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time. Past awards have consisted of restricted stock, restricted stock units and stock options. We anticipate that under our 2007 Plan, proposed for approval in this Proxy Statement, we will also make grants in the form of performance shares and performance units.

How We Determine the Amounts We Pay

Base Salary

In setting, reviewing and adjusting base salaries and the levels and scope of our benefits programs we consider a number of factors, including both external factors such as market conditions as well as other factors that are not readily measured by performance goals. Such factors include: the specific expertise, capabilities, and potential of the individual; our perception of market wage conditions and the amounts required to attract and retain capable executives; and our experience in attracting and keeping managers with similar responsibilities. While we from time to time review publicly available salary data from companies we consider similar to Core-Mark, we did not rely on external salary data in setting base salaries for 2006 and we do not engage in “benchmarking.”

We do not ascribe to rigid, formulaic, mandated salary brackets. Our Chief Executive Officer recommends base salaries for our executive management team (including our named executive officers) based on the CEO’s subjective evaluation of each executive’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee of our Board of Directors.

Base salaries of our named executive officers for 2006 are disclosed in the Summary Compensation Table below. At a meeting held in January, 2007, the Compensation Committee approved new base salaries for 2007 as follow:

Officer	2006 Base	2007 Base	Percentage Increase
J. Michael Walsh	$435,000.18	$456,750.00	5.00%
Thomas Perkins	$195,699.92	$201,570.92	3.00%
Christopher Walsh	$226,602.06	$233,400.13	3.00%
Stacy Loretz-Congdon[1]	$260,000.00	$260,858.00	0.33%
Basil Prokop[2]	$310,588.93	$329,224.27	6.00%

Annual Incentive Bonus Program

We have established an annual bonus program that is designed around the Company’s or relevant region’s achievement of identified financial goals supplemented by a “Management-By-Objectives” format. This means that an executive’s bonus potential is based on the Company’s or region’s actual performance against identified

[1]	2006 salary reflects increased rate following promotion to CFO in December 2006. See the discussion of Ms. Loretz-Congdon’s 2006 compensation under “Named Executive Officer Compensation for 2006” below.
[2]	Amounts in Canadian dollars

financial goals and on the executive achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Bonus payments are “at risk” and depend on both the results of the Company or region and the executive’s department and/or division as well as to the executive’s own, specific contribution to reaching such objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive team while bearing in mind that the Company is a low margin business and must control costs.

Annual bonus objectives for our executive officers (other than the CEO) are developed through discussions between our CEO and the affected executives in conjunction with the annual business planning process. The proposed objectives for our named executive officers resulting from these discussions are then reviewed, adjusted if necessary and ultimately approved by our Compensation Committee after discussion with our CEO. Bonus objectives for our CEO are established through discussions between the CEO and the Compensation Committee. The applicable bonus criteria change to some degree each year to fit the current needs of the Company and/or region. The level of an executive’s total maximum bonus opportunity is structured as a percentage of base salary.

In 2006, total maximum bonus opportunities for our named executive officers ranged from 100% of base salary (for our CEO) to 80% of base salary. For 2007, our CEO’s total maximum bonus will be 125% of base salary, while the total maximum for our other named executive officers will remain at 80%. The total maximum bonus for each executive is allocated among several bonus components, with a specified percentage of the maximum allocated to each component.

Generally, our bonus objectives include a threshold requirement that the Company or applicable region realize at least 80% of its planned FIFO pre-tax net profit, either on a Company-wide basis (for corporate level executives) or for the applicable region. Satisfaction of this requirement is a precondition to the payment of any bonuses. In 2006 this requirement was satisfied on a Company-wide basis and in the applicable United States regions, but was not satisfied in Canada. Accordingly, Mr. Prokop, whose bonus was to be determined with respect to our results in Canada, was not eligible for a bonus for 2006.

In addition to this threshold requirement, each executive was given a set of individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus. Specific objectives and relative weights for each named executive officer are discussed below. In general, for each executive these consisted of a component based on revenues (ranging from 15% to 30% of total bonus in 2006), a component based on FIFO pre-tax net profit (ranging from 25% to 45% of total bonus in 2006), and other components tailored to the responsibilities of that executive. Revenue targets and measures for 2006 excluded incremental revenue due to our acquisition of Klein Candy.

Our bonus plans provide for three levels of possible bonus for each component. Performance at the “Maximum” level for any component entitles an executive to the maximum amount allocated to that component. Performance at the “Target” level for any component entitles the executive to two-thirds of the maximum amount allocated to that component, and performance at the “Threshold” level for any component entitles the executive to one-third of the amount allocated to that component.

In general, for bonus targets the middle, or “Target” level represents the approved operating plan for the Company or the relevant region, the lowest, or “Threshold” level reflects the minimal level of performance deemed worthy of a bonus, and the highest, or “Maximum” level represents outstanding achievement well in excess of plan. However, the CEO has the authority, with the approval of the Compensation Committee, to establish different target levels based on his subjective evaluation of a region’s operating plan. For example, if the CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the Maximum performance level for that component of the bonus, and the Target and Threshold levels adjusted accordingly.

The following table illustrates the application of our bonus criteria for 2006[3]:

Measure	Threshold	Target	Maximum
Revenue[4]	4,940	5,067	5,200
FIFO PTNP	26.1	30.8	38.0

Revenues and FIFO pre-tax net profit for 2006 achieved the “Target” levels but did not achieve the “Maximum” levels. Accordingly, executives whose bonuses were based on Company-wide results received 2/3 of the portion of the maximum bonus allocated to these components.

Bonus payments are generally conditioned on an executive’s continued employment as of December 31 of the relevant year, although this requirement may be waived by the Compensation Committee. This requirement was waived for James Wall, our former Chief Financial Officer, whose employment terminated on November 30, 2006. The Compensation Committee determined that Mr. Wall would be eligible for a pro rata portion of any earned bonus based on days served in 2006, notwithstanding that he was not employed on December 31, 2006.

All elements of our bonus program are subject to review and, where appropriate, waiver and adjustment in the discretion of our Compensation Committee, and the Compensation Committee has waived certain requirements when in its judgment such a waiver was appropriate and in the best interests of the Company. For example, bonus objectives for 2005 were established based upon unaudited financial statements for prior years prepared in connection with our emergence from bankruptcy. In the course of preparing audited financial statements for inclusion in our Form 10, it was determined that certain fixed assets believed not to have value did in fact have value and should therefore be included on our balance sheet and depreciated. This unanticipated depreciation expense reduced our pre-tax net income below the level required for the payment of bonuses. The Compensation Committee determined that this result would not be fair to our executives or in the best interests of the Company, and accordingly determined that for purposes of determining bonuses for 2005 the unanticipated depreciation expense would be disregarded. No waiver or adjustment was requested for 2006.

Equity Incentive Program

We believe that the best way of assuring that managements’ decision-making is in alignment with the interests of our stockholders is to provide sufficiently meaningful stock ownership opportunities to management. To provide such opportunities we have made grants of stock options, restricted stock and restricted stock units to executives under our 2004 Long-Term Incentive Plan and our 2005 Long-Term Incentive Plan. Allocation of such grants is based on an executive’s level of responsibility, potential, and ability to affect the strategic interests of the Company. All grants are subject to a vesting period, generally over three years.

In connection with our Plan of Reorganization and emergence from bankruptcy, the aggregate number of shares available for incentive grants to our employees was negotiated with the creditors committee. At the time of our emergence from bankruptcy, our CEO and other named executive officers received grants of an aggregate of 73,750 restricted stock units and 409,723 options under our 2004 LTIP. In February 2005, we granted 14,674 restricted stock units to our CEO, and an aggregate of 45,449 restricted stock units to our other named executive officers under our 2005 LTIP. The February 2005 grants essentially completed the incentive grants to our executive officers contemplated by our Plan of Reorganization.

On December 1, 2006, we awarded 7,500 restricted stock units to Stacy Loretz-Congdon upon her appointment as our Chief Financial Officer. These restricted stock units, which vest over three years, had a value

[3]	Dollars in millions.
[4]	Excludes incremental revenue due to the acquisition of Klein Candy.

of approximately $243,000 based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ. The amount of this grant was designed to provide Ms. Loretz-Congdon with an equity incentive package commensurate with her responsibilities as CFO.

In connection with the completion of James Wall’s service as our Chief Financial Officer (effective on December 1, 2006), the Compensation Committee approved (1) accelerated vesting of 755 of his unvested restricted stock units (representing an additional one quarter’s vesting) and (2) acceleration of all of his 6,945 unvested stock options. The accelerated restricted stock units had a value of approximately $24,000 based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ. The accelerated options had an intrinsic value of approximately $117,000, based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ and the exercise price of $15.50 per share.

No other equity incentive grants were made to our named executive officers in 2006. If we are to continue to act on our belief that management should be aligned with stockholders through equity incentive grants, we will need to have a new incentive plan approved and implemented. As discussed elsewhere in this Proxy Statement, we have proposed a new 2007 Long-Term Incentive Plan for stockholder approval. If the 2007 Plan is approved, our named executive officers, together with other executives, will be eligible to receive grants under the 2007 Plan. The 2007 Plan provides for a wide variety of awards, but we currently anticipate that awards under the 2007 Plan would be made in the form of stock options, restricted stock units, performance shares and performance units. To date there has been no decision regarding the grants to be made to any individual under the 2007 Plan.

Executive Severance Plan

Under the terms of our Executive Severance Policy, corporate officers and vice presidents as well as division presidents are entitled to severance upon their involuntary termination for reasons other than cause, gross misconduct or an insured long term disability. Severance payments for U.S. based executives are based upon years of service and range from 2 months base salary for less than 2 years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are entitled to a pro-rata bonus for the year terminated and would receive COBRA cost reimbursements during the severance period. Canadian based executives receive severance in accordance with provincial law, which can range up to 2 years of base salary, bonus and benefits. To receive any benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the company. See the discussion under “Potential Post-Employment Payments to Named Executive Officers” below for a quantification of the amounts that would have been payable to our named executive officers upon a board approved retirement or upon a change of control as of December 31, 2006.

Perquisites

We generally do not provide automobile allowances, club memberships or other perquisites to our executives. However, in accordance with custom and practice in Canada, Mr. Prokop receives an annual automobile allowance of approximately Canadian $11,400.

Other Benefits

All of our executive officers are eligible to participate in our Group Life, Accidental Death & Dismemberment and Short and Long Term Disability insurance programs, which are also available to our non-executive employees. In addition, our named executive officers and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.

Our named executive officers are also entitled to participate in our 401(k) plan for United States employees and in our RRSP for Canadian employees on the same terms as our other employees. Under the 401(k) plan, the

Company matches 100% of United States employee contributions up to 2% of base salary, and matches 25% of employee contributions from 2% to 6% of base salary. Company contributions for United States employees vest when paid in January of the year following the year for which they are made. Under the RRSP plan, the Company matches 50% of Canadian employee contributions up to 6% of base salary. Company contributions for Canadian employees vest on a biweekly basis throughout the year for which they are made.

Named Executive Officer Compensation for 2006

J. Michael Walsh—Chief Executive Officer

Mr. Walsh’s base salary for 2006 was $435,000. His maximum annual incentive bonus for 2006 was also $435,000 (100% of base salary). Mr. Walsh’s bonus opportunity was divided among components based on (i) total Company revenues (25%); (ii) Company FIFO pre-tax net profit (45%), (iii) Company asset management measures based on DSO and DCOS relative to plan (10%), and (iv) various individual non-financial objectives (20%). Based on performance relative to these targets, the Compensation Committee approved a bonus of $206,400. No equity incentive awards were made to Mr. Walsh in 2006.

James E. Wall—Chief Financial Officer through November 30, 2006

Mr. Wall’s base salary for 2006 was $270,400. His maximum aggregate bonus for 2006 was $216,320 (80% of his base salary). Mr. Wall’s bonus opportunity was divided among components based on (i) total Company revenues (15%); (ii) Company FIFO pre-tax net profit (35%), (iii) Company asset management measures based on DSO and DCOS relative to plan (5%), and (iv) various individual non-financial objectives (45%). Based on performance relative to these targets, our CEO recommended, and the Compensation Committee approved, a bonus of $147,422. This amount was pro rated to $135,136 to reflect Mr. Wall’s termination of employment as of November 30, 2006. No equity incentive awards were made to Mr. Wall in 2006. However, in connection with the completion of his service as our Chief Financial Officer (effective on December 1, 2006), the Compensation Committee approved (1) accelerated vesting of 755 of his unvested restricted stock units (representing an additional one quarter’s vesting) and (2) acceleration of all of his 6,945 unvested stock options. The accelerated restricted stock units had a value of approximately $24,000 based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ. The accelerated options had an intrinsic value of approximately $117,000, based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ and the exercise price of $15.50 per share. Mr. Wall also received a cash payment of $83,200 under our Executive Severance Plan.

Stacy Loretz-Congdon—Chief Financial Officer from December 1, 2006

Ms. Loretz-Congdon served as our Vice-President Finance and Treasurer through November 30, 2006 and became our Chief Financial Officer on December 1, 2006. Her base salary as Vice-President Finance and Treasurer was $182,001, which increased to $260,000 on her promotion to Chief Financial Officer. Her maximum aggregate bonus for 2006 was $150,800 (80% of her base salary as Vice-President Finance and Treasurer for eleven months, and 80% of her base salary as Chief Financial Officer for one month). Ms. Loretz-Congdon’s bonus opportunity was divided among components based on (i) total Company revenues (15%); (ii) Company FIFO pre-tax net profit (35%), and (iii) various individual non-financial objectives (50%). Based on performance relative to these targets, our CEO recommended, and the Compensation Committee approved, a bonus of $100,070. On December 1, 2006, we awarded Ms. Loretz-Congdon 7,500 restricted stock units upon her appointment as our Chief Financial Officer. These restricted stock units, which vest over three years, had a value of approximately $243,000 based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ. The amount of this grant was designed to provide Ms. Loretz-Congdon with an equity incentive package commensurate with her responsibilities as CFO.

Basil P. Prokop—President—Canada

Mr. Prokop is based in Canada and paid in Canadian dollars. The amounts given below have been translated to United States Dollars at the average 2006 exchange rate of $1.153 Canadian per one U.S. Dollar. For 2006, Mr. Prokop’s base salary was $269,375 and his maximum aggregate bonus was $215,500 (80% of his base salary). The bonus measures for Mr. Prokop consisted of components based on (i) total revenues for Canada (30%); (ii) FIFO pre-tax net profit in Canada (40%); (iii) asset management, measured by DSO and DCOS for Canada relative to plan (10%) and (iv) individual non-financial objectives (20%). Because the Company’s Canadian operations did not achieve at least 80% of planned FIFO pre-tax net profit, Mr. Prokop was not eligible for and did not receive a bonus for 2006. No equity incentive awards were made to Mr. Prokop in 2006.

Chris L. Walsh—Senior Vice-President—Sales & Marketing

Mr. Walsh’s base salary for 2006 was $226,602. His maximum annual incentive bonus for 2006 was $181,282 (80% of base salary). Mr. Walsh’s bonus opportunity was divided among components based on (i) total Company revenues (15%); (ii) Company FIFO pre-tax net profit (25%), (iii) development of profitable new business (20%), (iv) renewal of identified customer contracts on satisfactory terms (20%) and (v) the satisfactory development and implementation of identified marketing programs (20%). Based on performance relative to these targets, the Compensation Committee approved a bonus of $99,723. No equity incentive awards were made to Mr. Walsh in 2006.

Thomas B. Perkins—Vice-President—U.S. Distribution (Region I)

Mr. Perkins’ base salary for 2006 was $195,700. His maximum annual incentive bonus for 2006 was $156,560 (80% of base salary). Mr. Perkins’ bonus opportunity was divided among components based on (i) total revenues of Region I (25%); (ii) FIFO pre-tax net profit of Region I (45%), (iii) asset management measures based on DSO and DCOS relative to Region I’s plan (10%), and (iv) various individual non-financial objectives (20%). Based on performance relative to these targets, the Compensation Committee approved a bonus of $90,234. No equity incentive awards were made to Mr. Perkins in 2006.

Change of Control Matters

None of our executive officers have change of control agreements or employment agreements, and all are employees at will. However, certain of our plans do provide for benefits that could be triggered by a change of control. Under our Long-Term Incentive Plans, all options and stock appreciation rights become fully exercisable and vested upon a change of control, and all restrictions on restricted stock (and all deferral periods on deferred restricted stock units) lapse upon a change of control. See the discussion under “Potential Post-Employment Payments to Named Executive Officers” below for a quantification of the amounts that would have been payable to our named executive officers upon a board approved retirement or upon a change of control as of December 31, 2006.

Tax and Accounting Considerations

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the next four most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment to Core-Mark and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Accounting Considerations. With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly, and therefore accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Other Considerations

While we review from time to time publicly available compensation information from companies that we believe are similar in some respects to Core-Mark, we do not engage in “benchmarking.”

The Compensation Committee has sole authority to engage and terminate outside advisors or consultants to assist in carrying out its responsibilities. Consultants are selected by the Compensation Committee and report directly to the Chair of the Compensation Committee. For 2006, the Compensation Committee retained the services of Towers Perrin HR Service as its independent compensation consultant. Towers Perrin provided the following services:

•	recommendations and assistance in the preparation of the 2007 Plan described in this Proxy Statement;

•	assistance in the preparation of the compensation tables included in this proxy statement; and

•	independent review of this Compensation Discussion and Analysis.

We have not adopted polices and procedures designed to reclaim or “claw back” incentive awards made on the basis of financial results that are later restated. However, our Long-Term Incentive Plans do contain provisions providing for the recovery of all gains made by any executive from the exercise of options within one year prior to the executive’s termination for Cause, as defined in the plans.

In the past we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. If the 2007 Plan is approved by our stockholders, we anticipate adopting policies that will require all grants (except for grants made to new hires upon commencement of their employment or to employees upon their promotion) to be made on a regular annual or other periodic basis established by the Compensation Committee.

There are currently no stock ownership requirements applicable to our executive officers and directors. Our Compensation Committee has considered such requirements in 2006 and expects to consider this issue again in 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) administers Core-Mark’s compensation program for executive officers. The Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards, and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Committee’s charter reflects these various responsibilities, and the Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Committee’s membership, which currently consists of four non-employee directors. All of the Committee’s members are “independent” under the rules of the NASDAQ National Market. The Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Committee Chairman, Gary F. Colter, reports any Committee actions or recommendations to the full Board of Directors.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Committee is pleased to submit this report to Core-Mark’s stockholders.

Compensation Committee:

Gary F. Colter, Chairman

L. William Krause

Robert A. Allen

Randolph Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid to our principal executive officer, our principal financial officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2006. In addition, the table includes compensation information for our former principal financial officer, James E. Wall, who retired on November 30, 2006. We will refer to these executive officers as the named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)		Stock Awards ($)		Option Awards ($)[1]		Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)		Total ($)
J. Michael Walsh	2006	$435,000		$250,866	[3]	$146,372		$206,400	$8,289	[4]	$1,046,927
President & Chief Executive Officer

James E. Wall	2006	$277,117		$76,685	[6]	$147,852	[7]	$135,136	$84,463	[8]	$721,253
Sr. VP & Chief Financial Officer[5]

Stacy Loretz-Congdon	2006	$187,731		$132,334	[10]	$73,186		$100,070	$6,625	[11]	$499,946
Sr. VP & Chief Financial Officer[9]

Basil P. Prokop	2006	$258,661	[12]	$229,946	[3]	$134,177		$—	$18,664	[13]	$641,448
President—Canada

Chris L. Walsh	2006	$226,348		$198,582	[3]	$115,881		$99,723	$7,732	[14]	$648,266
Sr. VP—Sales & Marketing

Thomas B. Perkins	2006	$195,481		$153,265	[3]	$89,453		$90,234	$6,895	[15]	$535,328
VP—U.S. Distribution

[1]	Represents FAS 123(R) expense recognized in 2006 for option awards made in 2004.
[2]	Awarded under the Annual Incentive Bonus Program.
[3]	Represents FAS 123(R) expense recognized in 2006 for stock awards made in 2004 and 2005.
[4]	$6,600 = Matching contribution to our 401(k) Plan; $1,689 = Payment of life and other insurance premiums.
[5]	Retired November 30, 2006.
[6]	Represents FAS 123(R) expense recognized in 2006 for stock awards made in 2004 and 2005. Upon his retirement November 30, 2006, Mr. Wall forfeited 2,193 and vested in 755 unvested Restricted Stock Units.
[7]	Upon his retirement on November 30, 2006, Mr. Wall vested in 6,945 unvested option awards.
[8]	$83,200 = Paid to Mr. Wall under the Company’s Executive Severance Policy, $1,263 = Payment of life and other insurance premiums.
[9]	Promoted on December 1, 2006, after Mr. Wall’s retirement.
[10]	Represents FAS 123(R) expense recognized in 2006 for stock awards made in 2004, 2005 and 2006.
[11]	$5,632 = Matching contribution to our 401(k) Plan; $993 = Payment of life and other insurance premiums.
[12]	Translated to U.S. dollars at the 2006 average exchange rate of $Canadian 1.153 per $U.S.
[13]	Translated to U.S. dollars at the 2006 average exchange rate of $Canadian 1.153 per $U.S. $ 9,507 = Payment of a car allowance; $4,950 = Matching contribution to RRSP; $ 4,207 = Payment of life and other insurance premiums.
[14]	$6,600 = Matching contribution to our 401(k) Plan; $1,132 = Payment of life and other insurance premiums.
[15]	$5,864 = Matching contribution to our 401(k) Plan; $1,031 = Payment of life and other insurance premiums.

The following table presents information regarding grants of plan based awards to our named executive officers during the year ended December 31, 2006.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date	Grant Date Fair Value of Stock & Option Awards
			Threshold ($)	Target ($)	Maximum ($)
J. Michael Walsh			$145,000	$290,000	$435,000

James E. Wall[2]			$72,143	$144,285	$216,320

Stacy Loretz-Congdon			$50,292	$100,584	$150,800
	12/1/06	[3]				7,500	$32.59	$244,425

Basil P. Prokop[4]			$71,836	$143,672	$215,500

Chris L. Walsh			$60,457	$120,915	$181,282

Thomas B. Perkins			$52,187	$104,373	$156,560

[1]	Awarded under the 2006 Annual Incentive Bonus Program. Incentive opportunities consist of pretax net profit and revenue goals, supplemented by a “Management By Objectives” format. The Threshold, Target and Maximum payout levels assume that each of those goals were obtained at the applicable level.
[2]	Threshold, Target and Maximum incentive opportunities not reduced to reflect Mr. Wall’s retirement on November 30, 2006.
[3]	Awarded as a consequence of Ms. Congdon’s promotion upon Mr. Wall’s retirement.
[4]	Threshold, Target and Maximum incentive opportunities translated to U.S. dollars at the 2006 average exchange rate of $Canadian 1.153 per $U.S.

The following table presents information concerning the number and value of unexercised options and restricted stock units that have not vested for our named executive officers outstanding as of December 31, 2006.

Outstanding Equity at Fiscal Year-End

Name	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Michael Walsh	77,778	22,222	$15.50	8/23/11		10,114	[2]	$338,313
James E. Wall	13,778	—	$15.50	5/29/07	[3]	—	[4]	$—
Stacy Loretz-Congdon	10,001	11,111	$15.50	8/23/11		12,557	[5]	$420,032
Basil P. Prokop	71,297	20,370	$15.50	8/23/11		9,271	[2]	$310,115
Chris L. Walsh	61,574	17,593	$15.50	8/23/11		8,007	[2]	$267,834
Thomas B. Perkins	47,531	13,580	$15.50	8/23/11		6,181	[2]	$206,754

[1]	Granted on August 23, 2004, these awards vest 1/3 on the 1st anniversary of the grant date, and the remaining shares in equal monthly installments over the subsequent 2 years.
[2]	Restricted Stock Units were granted on August 23, 2004 and February 8, 2005. These awards vest 1/3 on the 1st anniversary of the grant date, and the remaining shares in monthly or quarterly installments over the subsequent 2 years. Market value based on close price of $33.45 for Core-Mark Holding Company, Inc. common stock on the Nasdaq National Market on December 29, 2006.
[3]	Vested options remain exercisable 180 days following Mr. Wall’s retirement. Upon his retirement on November 30, 2006, Mr. Wall vested in 6,945 unvested option awards.
[4]	Upon his retirement on November 30, 2006, Mr. Wall forfeited 2,193 unvested Restricted Stock Units.
[5]	Restricted Stock Units were granted on August 23, 2004, February 8, 2005, and December 1, 2006. These awards vest 1/3 on the 1st anniversary of the grant date, and remaining shares in monthly or quarterly installments over the subsequent 2 years. Market value based on close price of $33.45 for Core-Mark Holding Company, Inc. common stock on the Nasdaq National Market on December 29, 2006.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our named executive officers during the year ended December 31, 2006.

Option Exercises And Stock Vested

Name	Option Awards[1]		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Michael Walsh	—	$—	14,560	$516,991
James E. Wall	14,000	$230,020	4,660	$163,193	[2]
Stacy Loretz-Congdon	28,888	$436,043	7,280	$258,495
Basil P. Prokop	—	$—	13,346	$473,905
Chris L. Walsh	—	$—	11,527	$409,286
Thomas B. Perkins	—	$—	8,898	$315,950

[1]	Options granted on August 23, 2004 with an exercise price of $15.50.
[2]	Includes $24,470 (755 shares) for partial accelerated vesting of Mr. Wall’s outstanding Restricted Stock Units at date of termination (November 30, 2006).

2004 Long-Term Incentive Plan

The 2004 Long-Term Incentive Plan, or 2004 LTIP, authorizes the issuance of stock options, restricted stock units, restricted stock shares, stock appreciation rights, performance awards or any combination of the foregoing to officers and key employees. Currently only stock options, restricted stock units and restricted stock shares have been issued from the 2004 LTIP. For option grants, the exercise price equals the fair value of the Company’s common stock on the date of grant. For restricted stock grants, the exercise price is fixed at $0.01. In general, options and restricted stock units vest over a three year period; one-third of the options and restricted stock units cliff-vest on the first anniversary of the vesting commencement date and the remaining options and restricted stock units vest in equal monthly and quarterly installments, respectively, over the two year period following the first anniversary of the vesting commencement date. Stock options expire seven years after the date of grant. Restricted stock units do not have an expiration date.

2005 Long-Term Incentive Plan

The 2005 Long-Term Incentive Plan, or 2005 LTIP, authorizes the granting of restricted stock units, restricted stock units, performance awards or any combination of the foregoing to officers and key employees. Currently only restricted stock units have been issued from the 2005 LTIP. The majority of restricted stock units issued under the 2005 LTIP generally vest over three years: one-third of the restricted stock units cliff vest on the first anniversary of the vesting commencement date and the remaining restricted stock units vest in equal quarterly installments over the two year period following the first anniversary of the vesting commencement date. Restricted stock units do not have an expiration date.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our executive officers and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a pro rated bonus for the year of their termination.

Canadian Employees. The severance benefits paid to Canadian officers are based on the applicable provincial laws.

Accelerated Option Vesting. In addition, an executive officer who has received an option grant under our 2004 Long-Term Incentive Plan may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

Award grants made to our executive officers under our 2004 and 2005 Long-Term Incentive Plans generally entitle such officers to accelerated vesting of all of their restricted stock units in the event that such executive retires and the retirement is approved by our Board of Directors as a retirement that qualifies for such treatment.

Change of Control

Award grants made to our executive officers under our 2004 and 2005 Long-Term Incentive Plans generally entitle such officers to accelerated vesting of all of their option shares and restricted stock units in the event that we are acquired by a non-public company. In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested restricted stock units will immediately vest.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our named executive officers[1] upon a board approved retirement or upon a change in control of Core-Mark, assuming such event took place on December 31, 2006.

TABULAR SUPPLEMENT TO NARRATIVE DISCUSSION OF POTENTIAL POST-EMPLOYMENT PAYMENTS[1]

	J. Michael Walsh			Stacy Loretz-Congdon			Basil P. Prokop			Chris L. Walsh			Thomas B. Perkins
Benefits	Retire- ment[2]	Without Cause[3]	Change in Control[4]	Retire- ment[2]	Without Cause[3]	Change in Control[4]	Retire- ment[2]	Without Cause[3]	Change in Control[4]	Retire- ment[2]	Without Cause[3]	Change in Control[4]	Retire- ment[2]	Without Cause[3]	Change in Control[4]
INCREMENTAL COMPENSATION (payment contingent on termination)
Cash Severance[5]		$435,000	$435,000		$260,000	$260,000		$695,362	$695,362		$226,602	$226,602		$195,700	$195,700
Equity
Restricted Stock	$338,313		$338,313	$420,032		$420,032	$310,115		$310,115	$267,834		$267,834	$206,754		$206,754
Unexercisable Options		$398,885	$398,885		$199,442	$199,442		$365,642	$365,642		$315,794	$315,794		$243,761	$243,761
Total	$338,313	$398,885	$737,198	$420,032	$199,442	$619,474	$310,115	$365,642	$675,757	$267,834	$315,794	$583,628	$206,754	$243,761	$450,515
Total	$338,313	$833,885	$1,172,198	$420,032	$459,442	$879,474	$310,115	$1,061,004	$1,371,119	$267,834	$542,396	$810,230	$206,754	$439,461	$646,215

EARNED COMPENSATION (payment not contingent on termination)

Exercisable Options	$1,396,115	$1,396,115	$1,396,115	$179,518	$179,518	$179,518	$1,279,781	$1,279,781	$1,279,781	$1,105,253	$1,105,253	$1,105,253	$853,181	$853,181	$853,181

GRAND TOTAL	$1,734,428	$2,230,000	$2,568,313	$599,550	$638,960	$1,058,992	$1,589,896	$2,340,785	$2,650,900	$1,373,087	$1,647,649	$1,915,483	$1,059,935	$1,292,642	$1,499,396

[1]	Mr. Wall retired from Core-Mark International on November 30, 2006. Therefore, he is not included in this tabular display. Upon termination, Mr. Wall became vested in 755 unvested Restricted Stock Units and 6,945 unvested stock options. He forfeited 834 and 1,359 Restricted Stock Units from the 2004 and 2005 grants, respectively.
[2]	Core-Mark Holding Company, Inc. does not have an official retirement age; rather, named executive officers may be approved for retirement by the Board of Directors. The table assumes that all named executive officers would have been so approved if termination occurred on December 31, 2006. Upon retirement, unvested options are forfeited and vested options remain exercisable for a period of 90 days, and restrictions lapse on all Restricted Stock Units.
[3]	Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested Restricted Stock Units are forfeited.
[4]	Upon a change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on Restricted Stock Units and all unvested options are accelerated.
[5]	Executive officers and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2006, the following individuals would receive 12 months’ salary, payable in a lump sum: J. Michael Walsh, Stacy Loretz Congdon, Chris L. Walsh, and Thomas B. Perkins. Basil P. Prokop would receive payments in accordance with the applicable provincial law in Canada. The above calculation assumes that he receives two years’ base salary and two years’ continuation of all benefits shown in the All Other Compensation column of the Summary Compensation Table, plus one times his 2005 bonus ($113,207).

Retirement of Former Chief Financial Officer

On April 17, 2006, James Wall, our former Senior Vice President and Chief Financial Officer, informed us that he intended to retire as soon as the Company could identify a qualified successor. On December 1, 2006, Stacy Loretz-Congdon succeeded James Wall and became our Senior Vice President and Chief Financial Officer. In connection with the completion of Mr. Wall’s service, the Compensation Committee approved (1) accelerated vesting of 755 of his unvested restricted stock units (representing an additional one quarter’s vesting) and (2) acceleration of all of his 6,945 unvested stock options. The accelerated restricted stock units had a value of approximately $24,000 based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ. The accelerated options had an intrinsic value of approximately $117,000, based on the $32.41 closing price of our stock on November 30, 2006 as reported by NASDAQ and the exercise price of $15.50 per share. Mr. Wall also received a cash payment of $83,200 under our Executive Severance Plan.

PROPOSAL 2.    APPROVAL OF CORE-MARK 2007 LONG-TERM INCENTIVE PLAN

General

On April 16, 2007, our Board of Directors adopted, subject to approval of our shareholders, the Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan, which is referred to herein as the “2007 Plan.” The 2007 Plan is effective on July 1, 2007, subject to approval of our shareholders. Awards may be made under the 2007 Plan through June 30, 2017, which is 10 years from the effective date of the 2007 Plan. We currently anticipate that substantially all of the shares available for grant under the 2007 Plan will be granted prior to December 31, 2010 (within three and one-half years from the effective date of the 2007 Plan).

The principal features of the 2007 Plan are summarized below. The summary does not purport to be a complete statement of the 2007 Plan and is qualified in its entirety by reference to the 2007 Plan, a copy of which is attached as Appendix A to this Proxy Statement. Defined terms not defined herein have the meaning set forth in the 2007 Plan.

Purpose

The 2007 Plan was established to create incentives to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to our success. Potential participants include our non-employee directors, our officers and employees, as well as those of our subsidiaries and affiliates.

Administration

The 2007 Plan is administered by the Compensation Committee but the Board of Directors may resolve to administer the plan directly in which case references to the Compensation Committee refer to the Board of Directors. The Compensation Committee is authorized to:

•	select persons to participate in the 2007 Plan, determine the form and substance of grants under the 2007 Plan, and the conditions and restrictions, if any, subject to which such grants will be made;

•	determine the form and substance of the grant agreements reflecting the terms and conditions of grants, certify that the conditions and restrictions applicable to any grant have been met;

•	modify the terms of grants;

•	interpret the 2007 Plan and grant agreements;

•	determine the duration and purposes for leaves of absences which may be taken without constituting a termination of employment or services for purposes of the 2007 Plan;

•	make any adjustments necessary or desirable in connection with grants made to participants located outside of the United States;

•

adopt, amend or rescind rules and regulations for plan administration (including (a) to correct any defect, supply any omission or reconcile any inconsistency in the 2007 Plan or any grant agreement or (b) to ensure the plan complies with Rule 16b-3 under the Exchange Act, the Internal Revenue Code, to the extent applicable, and other applicable law) and to make such other determinations for carrying out the 2007 Plan as the Compensation Committee deems appropriate; and

•	exercise such powers and perform such acts as are deemed necessary or advisable with respect to the 2007 Plan to promote Core-Mark’s best interests.

The Compensation Committee’s determinations and interpretations under the 2007 Plan are in the Compensation Committee’s complete discretion and are binding on Core-Mark, the participants in the 2007 Plan and all other parties.

Eligibility

Awards under the 2007 Plan may be granted, in the discretion of the Compensation Committee, to any non-employee director, officer (including a non-employee officer) or employee of the Company, as well as to any other individual performing services for us or any Core-Mark subsidiary and to any individual to whom an offer of employment or offer to provide services has been extended by us or any Core-Mark subsidiary. Currently, there are approximately 60 potential participants in the 2007 Plan, if approved by our shareholders.

Number of Shares Available for Issuance

Subject to adjustment as described below, 1,202,350 shares of our common stock (including treasury shares) are authorized for granting awards under the 2007 Plan (of which 40,000 shares are reserved for issuance to non-employee directors). If any grant under the 2007 Plan expires or terminates unexercised, becomes unexercisable, is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares are thereafter available for future awards under the 2007 Plan.

Annual Award Limits

The annual award limits of the 2007 Plan include the following:

•	Options: The maximum aggregate number of shares subject to options granted in any one plan year to any one participant shall be 100,000 shares.

•	Performance Awards: The maximum aggregate grant with respect to performance award in any one plan year to any one participant shall be 100,000 shares (or the value of 100,000 shares).

Adjustments

In the event of any adjustment, recapitalization, reorganization or other change in our capital structure, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution to stockholders of a material amount of assets of the Company (including in the form of an extraordinary dividend) or any other change in the corporate structure or shares of the Company, the Compensation Committee will make such equitable adjustments as it deems appropriate in the number and kind of shares covered by awards previously made under the 2007 Plan and in exercise price of outstanding stock options. In the event of any merger, consolidation or other reorganization in which we are not the surviving or continuing corporation or in which a change in control is to occur, awards under the 2007 Plan may be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash). Our board of directors’ determinations and interpretations under the 2007 Plan are in the board of directors’ complete discretion and are binding on the Company, the participants and all other parties.

Awards

It is anticipated that shares available for future grants will be granted to our executives and other employees under the 2007 Plan from time to time subject to the approval of our Compensation Committee. We cannot presently determine the timing of the awards. Nothing contained in the 2007 Plan will prevent us or any of our affiliates from adopting or continuing in effect other or additional compensation arrangements.

Available awards under the 2007 Plan include:

•	stock options;

•	restricted stock units; and

•	performance awards.

Stock Options

A participant granted a stock option will be entitled to purchase a specified number of shares of our common stock during a specified term at a fixed exercise price, affording the participant an opportunity to benefit from the appreciation in the market price of our common stock from the date of grant. The exercise price will be established by the Compensation Committee and shall not be less than the fair value of a share of our common stock on the date of grant. Stock options granted under the 2007 Plan shall be non-qualified stock options.

The term of each stock option will be determined by the Compensation Committee. No option shall be exercisable more than ten years from the date of grant.

The Compensation Committee will determine the circumstances that a stock option is exercisable and vested. Unless a grant agreement provides otherwise, stock options become fully exercisable and vested upon a change of control, as defined in the 2007 Plan. Unless a grant agreement provides otherwise:

•

a stock option that is exercisable on the date of a participant’s death or disability will remain exercisable for one year following the date of such death or disability (or, if sooner, until the expiration date of such option);

•

a stock option that is exercisable on the date of termination of service, other than for cause shall remain exercisable for 90 days following such termination of service (or, if sooner, until the expiration date of such option); and

•	a stock option that is exercisable on the date of termination of service for cause shall expire and be forfeited immediately upon such termination of service.

If a stock option is granted to an individual in anticipation of the individual becoming employed or providing services to us or any of our subsidiaries and such employment or service does not commence, such stock option regardless if then exercisable shall expire and be forfeited immediately.

Unless a grant agreement provides otherwise, a participant whose employment or service terminates for cause must return to us the option gain realized from any option exercise that occurred within the one year preceding such employment or service termination. We may deduct the amount of any such option gain from any payment otherwise owed to the participant, such as salary.

Stock options may be exercised by payment in cash, delivery of outstanding shares of our common stock having a fair value equal to the exercise price (which shares, if the Compensation Committee so determines, must have been owned by the participant for at least six months prior to the date of exercise), by a cashless exercise procedure approved by the Compensation Committee, or any combination of the foregoing.

Restricted Stock Units

Restricted stock units, or RSUs, are awards that will be subject to certain restrictions and subject to a risk of forfeiture upon certain kinds of employment terminations, as determined by the Compensation Committee, during a restricted period specified by the Compensation Committee. A RSU represents a right to receive a share of our common stock at the end of a specified period. Unless a grant agreement provides otherwise, a holder of a RSU has the right to receive accumulated dividends or distributions on the corresponding shares underlying the RSU on the date the RSU vests and thereafter until the underlying shares are issued.

The Compensation Committee will determine the circumstances that RSUs vest and related restrictions lapse. Unless a grant agreement provides otherwise, RSUs vest (and restrictions lapse) upon a change in control or termination of service due to death, disability or retirement. If a RSU is granted to an individual in anticipation of the individual becoming employed or providing services to us or any of our subsidiaries and such employment or service does not commence, such award shall be immediately forfeited to us.

Prior to the end of a vesting period, settlement of RSUs may be further deferred and upon such deferral the RSU shall be considered a deferred stock unit. Unless otherwise provided in the grant agreement, the deferral period shall end on the earliest of: the participant’s death, termination of service, change in control, or the date selected by the participant. The Compensation Committee intends that any such deferral will be made in compliance with Section 409A of the Internal Revenue Code.

Performance Awards

Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the Fair Market Value of a share of Common Stock.

Performance awards will be earned only if the performance objectives, established by the Compensation Committee, are met. The performance objectives shall be based on the achievement of performance goals based on one or more of the following performance measures (as further described in the 2007 Plan): (i) net income (before or after taxes); (ii) earnings per Share before or after taxes, interest, depreciation, and/or amortization; (iii) net sales growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) gross or operating margins; (viii) productivity ratios; (ix) Share price (including, but not limited to, growth measures and total shareholder return); (x) expense targets; (xi) operating efficiency; (xii) customer satisfaction; (xiii) working capital targets; (xiv) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital), (xv) account growth, (xvi) service revenue, and (xvii) capital expenditures. Any performance measure may be (x) used to measure the performance of the Company and/or any of our Subsidiaries as a whole, any business unit, or any combination thereof, (y) compared to the performance of a group of comparable companies, or a published or special index or (z) be adjusted by the Compensation Committee, at the time such performance goal is established, to add or remove the effect of identified matters, including without limitation FIFO/LIFO adjustments and cigarette manufacturers’ price increase holding gains, in each case as the Compensation Committee, in its sole discretion, deems appropriate.

Generally, a participant must be in the service of Core-Mark or any of its subsidiaries at the end of a performance cycle to receive payment of a performance share. However, if a participant’s service terminates due to death, retirement or disability prior to the end of a performance cycle, the participant shall be paid a proportionate amount of the performance shares based upon the elapsed portion of the performance cycle and our performance over that portion of such cycle.

Unless a grant agreement provides otherwise, in the event of a change in control, a participant’s award for the performance cycle in which the change of control occurs shall be accelerated and shall vest at the target level.

Amendment or Substitution of Awards

The Compensation Committee may amend awards under the 2007 Plan in any manner that it deems appropriate except that pursuant to the 2007 Plan’s adjustment provision, no amendment to the 2007 Plan or an award may adversely affect a participant’s rights under an award without the participant’s consent, and the exercise price of an option may not be reduced without stockholder approval. The Compensation Committee may permit holders to surrender outstanding awards under the plan to exercise or realize rights under other awards or in exchange for the grant of new awards under the plan or otherwise, or require holders of awards to surrender outstanding awards as a condition to the grant of new awards under the 2007 Plan or otherwise.

Transferability

Unless a grant agreement provides otherwise, awards generally will be non-transferable except upon the death of a participant (by will or by the laws of descent and distribution) or to a family member of a participant by gift or pursuant to a qualified domestic relations order. Unless a grant agreement provides otherwise, stock options may be exercised only by the option holder, a family member who has acquired the option by gift or qualified domestic relations order, by the executor or administrator of the estate of any of the foregoing to whom the option is transferred by will or the laws of descent and distribution or by the guardian or legal representative of any of the foregoing. All provisions of the plan shall continue to apply to any award transferred to a permitted transferee as if the award were then held by the original grantee.

Anticipated Form of Grants

While the Compensation Committee will retain discretion to grant awards in any form permitted by the 2007 Plan, it is currently contemplated that (1) fifty percent of the value of our annual awards to non-employee directors will be provided by the grant of restricted stock units and 50% such value would be provided by the grant of stock options, (2) one-third of the value of any grants to our Section 16 officers and certain other officers would be provided by grants of restricted stock units, one-third of such value would be provided by the grant of stock options and one third of such value would be provided by the grant of performance shares or performance units, and (3) fifty-five percent of the value of any grants to our Division Presidents and other members of senior management would be provided by the grant of stock options and forty-five percent of such value would be provided by the grant of restricted stock units. All of such allocations are preliminary and are subject to review and revision by the Compensation Committee and the Board of Directors.

Director and Officer Interest

Our directors and officers may receive future grants under the 2007 Long-Term Incentive Plan in connection with their services for the company. At this time, no particular grant amount for any officer has been determined. If the 2007 Plan is approved, each of our non-employee directors will receive an annual grant under the 2007 Plan having a value of $30,000. It is currently anticipated that fifty percent of the value of each grant would be in the form of restricted stock units, and fifty percent of such value would be in the form of stock options having an exercise price equal to fair market value on the date of grant. Each annual grant would be subject to a one-year vesting requirement.

The following table sets forth the aggregate dollar value and number of restricted stock units and options that would have been received by our non-employee directors as a group assuming such grants were made as of December 31, 2006:

NEW PLAN BENEFITS

2007 Long-Term Incentive Plan

	Dollar Value	Number of Units
Non-Employee Director Group	$180,000	2,691 RSUs 10,002 Options

Required Vote to Adopt the Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan

Approval to adopt the Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

The Board of Directors recommends that stockholders vote FOR the approval of the Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under the Core-Mark’s current equity compensation plans as of December 31, 2006. The Company’s current equity compensation program was establish as a part of the Company’s emergence from bankruptcy at the end of 2004 and none of its plans have been approved separately by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—		—
Equity compensation plans not approved by security holders[1]	1,128,767	$15.70	[2]	79,787
Total	1,128,767	$15.70		79,787

[1]	Represents shares under the Company’s 2004 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan, 2004 Directors Incentive Plan and 2005 Directors Incentive Plan.
[2]	Represents 870,372 options at an exercise price of $15.50 and 15,000 options at an exercise price of $27.03. Does not include restricted stock units which require the payment of par value.

During the first quarter of fiscal 2007, the Company granted an aggregated of an additional 76,137 options and restricted stock units to 40 employees.

2004 Long-Term Incentive Plan. The 2004 Long-Term Incentive Plan, or 2004 LTIP, authorizes the issuance of stock options, restricted stock units, restricted stock shares, stock appreciation rights, performance awards or any combination of the foregoing to officers and key employees. Currently only stock options, restricted stock units and restricted stock shares have been issued from the 2004 LTIP. For option grants, the exercise price equals the fair value of the Company’s common stock on the date of grant. For restricted stock grants, the exercise price is fixed at $0.01. In general, options and restricted stock units vest over a three year period; one-third of the options and restricted stock units cliff-vest on the first anniversary of the vesting commencement date and the remaining options and restricted stock units vest in equal monthly and quarterly installments, respectively, over the two year period following the first anniversary of the vesting commencement date. Stock options expire seven years after the date of grant. Restricted stock units do not have an expiration date.

2005 Long-Term Incentive Plan. The 2005 Long-Term Incentive Plan, or 2005 LTIP, authorizes the granting of restricted stock units, restricted stock units, performance awards or any combination of the foregoing to officers and key employees. Currently only restricted stock units have been issued from the 2005 LTIP. The majority of restricted stock units issued under the 2005 LTIP generally vest over three years: one-third of the restricted stock units cliff vest on the first anniversary of the vesting commencement date and the remaining restricted stock units vest in equal quarterly installments over the two year period following the first anniversary of the vesting commencement date. Restricted stock units do not have an expiration date.

2004 Directors’ Equity Incentive Plan. The 2004 Directors’ Equity Incentive Plan, or 2004 Directors’ Plan, consists of 30,000 non-qualified stock options that have been granted to our non-employee directors. This plan has terms and vesting requirements similar to those of the 2004 LTIP, except options vest quarterly after the first anniversary of the grant date. No stock options are available for future issuance under this plan.

2005 Directors’ Equity Incentive Plan. The 2005 Directors’ Equity Incentive Plan, or 2005 Directors’ Plan, consists of 15,000 non-qualified stock options that have been granted to our non-employee directors. The terms of the 2005 Directors’ Plan are similar to the 2004 Directors’ Plan. No stock options are available for future issuance under this plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent registered public accounting firm for fiscal year ended December 31, 2006) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue its reports thereon. The Committee oversees these processes.

In this context, the Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

The Committee also addressed the Company’s material weaknesses in internal control over financial reporting and management’s remediation plan, as more fully discussed in the Company’s annual report on Form 10-K.

Based on the reviews and discussions with management and the independent auditor referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chair

Gary F. Colter

Randolph I. Thornton

PROPOSAL 3.    RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (D&T) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the fiscal year ending December 31, 2007. D&T served as our independent auditor for fiscal year 2006. PricewaterhouseCoopers LLP (PwC) served as our independent auditor for the fiscal year 2005. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Core-Mark’s independent auditor for fiscal year 2007. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Auditor Fees

The aggregate professional fees billed by D&T and PwC for the audit of our annual financial statements for fiscal 2006 and 2005 and fees billed or to be billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2006	2005
Audit Fees[1]	$5,097,687	$1,835,000
Audit Related Fees[2]	—	—
Tax Fees[3]	—	—
All Other Fees	—	—

Total	$5,097,687	$1,835,000

[1]	These are fees for professional services performed by D&T and PwC and include the audit of our annual financial statements, the audit of our internal control over financial reporting and the audit of management’s assessment of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings or engagement.
[2]	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
[3]	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark ‘s independent auditors each fiscal year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.

Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.

All services performed by D&T in fiscal 2006 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

Changes In And Disagreements With Accountants On Accounting and Financial Disclosure

PricewaterhouseCoopers LLP. On March 20, 2006, PricewaterhouseCoopers LLP notified us that it declined to stand for re-election as our independent registered public accounting firm upon completion of the audit and subsequent filing of our financial statements as of and for the year ended December 31, 2005 to be included in our Annual Report for 2005 on Form 10-K.

PWC’s report on our financial statements as of December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the period from January 1, 2005 and through the audit for the year ended December 31, 2005, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their reports on our financial statements for such periods, other than disagreements that arose in connection with PWC’s review of our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2005 related to (i) the accounting for loss on extinguishment of debt and (ii) the preparation of the cash flow statement with respect to changes in foreign currency exchange rates. The disagreement regarding the accounting for loss on extinguishment of debt consisted of a difference of opinion on the appropriate period within which a $2.3 million pre-tax charge associated with the termination of a credit facility was to be recorded. The disagreement regarding the preparation of the cash flow statement with respect to changes in foreign currency exchange rates centered on the method for computing the effect of changes in foreign exchange rates. Prior to the filing of our Form 10-Q for the third quarter of 2005, each of these disagreements was resolved to the satisfaction of PWC. The Audit Committee discussed the subject matter of these disagreements with PWC. We have authorized PWC to respond fully to the inquiries of D&T concerning the subject matter of these disagreements.

In connection with PWC’s audit of our consolidated financial statements as of and for the year ended December 31, 2005, PWC advised us of the existence of eleven deficiencies in our internal control over financial reporting, all of which the Audit Committee determined constituted material weaknesses in our internal control over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Two of the material weaknesses were related to the control environment, commitment and lack of sufficient technical resources to manage, review, and ensure certain accounts and balances were adequately accounted for and disclosed properly. These two material weaknesses contributed to the remaining nine material weaknesses that specifically related to certain transactions.

PWC initially advised us of certain of these control deficiencies in connection with their review of our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2005 and we grouped these for disclosure in our Form 10-Q for the third quarter of 2005.

To address these material weaknesses, the Audit Committee directed management, with the assistance of an outside consultant, to formulate an enhancement of our remediation plan described in our Form 10-Q for the third quarter of 2005 initially developed to address the deficiencies identified at the time of filing of the Form 10-Q.

The Audit Committee discussed the subject matter of these material weaknesses with PWC. We have authorized PWC to respond fully to the inquiries of D&T concerning the subject matter of the material weaknesses. We have provided PWC with a copy of the disclosure contained in this section.

Deloitte & Touche LLP. On April 20, 2006, Deloitte & Touche LLP (D&T) was engaged as our independent registered public accounting firm for the fiscal year ending December 31, 2006. The audit committee of our board of directors approved D&T’s engagement on the same date. During our fiscal years 2004 and 2005 and for the period from January 1, 2006 through April 20 2006, neither the Company nor anyone on its behalf consulted with D&T regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K, including the application of accounting principles to a specific transaction, the type of audit opinion that might be rendered, or any matter that was the subject of disagreement with PwC.

D&Ts report on our financial statements as of December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, was not qualified or modified as to uncertainty or audit scope and included an explanatory paragraph related to the adoption of two new accounting standards. During the period from April 20, 2006 and through the audit for the year ended December 31, 2006, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of D&T would have caused them to make reference thereto in their reports on our financial statements for such periods.

During 2006 the Company took steps to remediate the material weaknesses identified at December 31, 2005, including implementation, testing and review of an internal control framework in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as described in Item 9.A., Controls and Procedures, of our Annual Report on Form 10-K for the year ended December 31, 2006. In connection with our review and testing of new procedures and controls, we concluded that the following material weakness in our internal control over financial reporting remained as of December 31, 2006:

•

The Company did not maintain effective controls over the financial reporting process due to an insufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions.

The Audit Committee discussed the subject matter of this material weakness with D&T.

As stated in Item 9.A., Controls and Procedures, of our Annual Report on Form 10-K for the year ended December 31, 2006, we believe that we have made substantial progress in the remediation of the material weakness described above, through the design and implementation of an enhanced financial organizational structure and other steps described in our Annual Report on Form 10-K. However, a number of the permanent technical staff and organizational changes were made in the later half of 2006 and have not had sufficient time to be fully integrated into the operations of our internal control over financial reporting. As such, the identified material weakness in our internal control over financial reporting will not be considered remediated until the organizational changes are in operation for a sufficient period of time for our management to conclude that the control environment is operating effectively.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark ‘s proxy materials for the 2008 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 25, 2007.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2008 Annual Meeting such proposal must be delivered to Core-Mark no earlier than February 15, 2008 and no later than March 16, 2008. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any proposal presented by a shareholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Core-Mark in connection with the 2008 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

ANNEX A

CORE-MARK HOLDING COMPANY, INC.

2007 LONG-TERM INCENTIVE PLAN

1.    PURPOSE.

This plan shall be known as the Core-Mark 2007 Long-Term Incentive Plan (the “Plan”). The Plan is intended to promote the growth, profitability and success of Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by (i) providing directors, key officers and employees of, and other individuals who perform services for or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to increase stockholder value and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of stock options, restricted stock units and performance awards, either alone or in any combination of the foregoing, may be made under the Plan.

2.    DEFINITIONS.

(a) “Awards” means grants of stock options, restricted stock units and performance awards or any combination of the foregoing.

(b) “Board” means the board of directors of the Company.

(c) “Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the, assets of the Company (a “Business Combination”).

(d) “Cause,” unless otherwise provided in any Grant Agreement, means the occurrence of one or more of the following events:

(i) Conviction of, or agreement to a plea of nolo contendere to, a felony; or

(ii) Willful misconduct or gross negligence that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

(iii) Willful insubordination or failure to follow a reasonable, lawful directive of the Board or the Participant’s direct or indirect supervisor made in good faith; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or

(v) Material violation of the Company’s written codes of conduct; or

(vi) Any willful breach of any written policy or any confidential or proprietary information, non-compete or non-solicitation covenant for the benefit of the Company, its subsidiaries or any of its affiliates that has caused demonstrable and serious injury to the Company.

(e) “Change in Control” means the occurrence after the Effective Date of one of the following events:

(i) Any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The Incumbent Directors cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided that, any person who becomes a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then in office; but provided further that, any such person whose initial assumption of office on the Board is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not become an Incumbent Director; or

(iii) The consummation of any Business Combination, in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) The stockholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; or

(v) The stockholders of the Company approve the sale or other disposition of all or substantially all of the assets of the Company and such transaction is consummated; or

(vi) The stockholders of the Company approve a going private transaction which will result in the Shares no longer being publicly traded and such transaction is consummated.

(f) “Chief Executive Officer” means the chief executive officer of the Company.

(g) “Chief Executive Officer Recommendation” means (i) a recommended list of persons to participate in the Plan, and (ii) the form and substance of the grants to be made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the Compensation Committee of the Board which shall consist solely of three or more members of the Board, each of whom is an “outside director” within the meaning of Treasury Regulation § 1.162-27(e)(3) and an “independent director” as defined by the Nasdaq Marketplace Rules.

(j) “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(k) “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee,” as such term is defined in Code Section 162(m).

(l) “Disability,” unless otherwise defined in a Participant’s Grant Agreement, means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.

(m) “Effective Date” means July 1, 2007.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, and except as otherwise provided in any Grant Agreement, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) for the applicable trading day or, if the Common Stock is not then listed or quoted on any such market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board and in accordance with applicable provisions of Code Section 409A, establishes for purposes of granting Awards under the Plan.

(p) “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(q) “Grant Agreement” means the written agreement that each Participant to whom an Award is made under the Plan is required to enter into with the Company containing the terms and conditions of such grant as are determined by the Committee and consistent with the Plan.

(r) “Incumbent Directors” means the persons who on the Effective Date constitute the Board and any other persons who subsequently become “Incumbent Directors” pursuant to the terms of Section 2(e)(ii).

(s) “Participant” means any director, officer (including a non-employee officer) or employee of, or other individual performing services for or to whom an offer of employment has been extended by, the Company or any Subsidiary who has been selected by the Committee to participate in the Plan (including a Participant located outside the United States), including such persons who were selected after being recommended to the Committee by the Chief Executive Officer or such other person as the Chief Executive Officer may designate.

(t) “Plan Year” shall mean the calendar year.

(u) “Retirement” means termination of one’s employment under circumstances that are approved by the Committee as a Retirement.

(v) “Shares” means the shares of Common Stock that may be issued pursuant to the Plan, including, without limitation, shares of Common Stock issuable upon the exercise of stock options, upon the conversion of restricted stock units or otherwise in connection with an Award granted hereunder.

(w) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.    ADMINISTRATION.

(a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) determine the form and substance of the Grant Agreements reflecting the terms and conditions of each grant made under the Plan, (iv) certify that the conditions and restrictions applicable to any grant have been met, (v) modify the terms of grants made under the Plan, (vi) interpret the Plan and Grant Agreements entered into under the Plan, (vii) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or services for purposes of the Plan, (viii) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible Participants located outside the United States, (ix) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law and make such other determinations for carrying out the Plan as it may deem appropriate, and (x) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan. Decisions of the Committee on all matters relating to the Plan, any Award granted under the Plan and any Grant Agreement shall be in the Committee’s sole discretion and shall be conclusive and binding on the Company, all Participants and all other parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such person, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

(b) The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4.    SHARES AVAILABLE FOR THE PLAN AND MAXIMUM AWARDS.

(a) Shares Available. Subject to adjustments as provided in Section 14, an aggregate of 1,202,350 Shares may be issued pursuant to the Plan (of which 40,000 Shares shall be reserved for Awards to non-employee directors, and the balance shall be available for issuance to any Participant). Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan.

(b) Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee is not intended to qualify as “performance-based compensation” (as set forth in Code Section 162(m)), the following limits (“Annual Award Limits”) shall apply to grants of Awards under the Plan:

(a)	Stock Options: The maximum number of Shares with respect to which stock options may be granted to any Participant in any Plan Year shall be 100,000 Shares.

(b)	Performance Awards: The maximum number of Shares with respect to which any performance award may be granted (or measured by) to any Participant in any Plan Year shall be 100,000 Shares.

5.    PARTICIPATION.

(a) The Chief Executive Officer shall, at such times as the Chief Executive Officer determines, submit a Chief Executive Officer Recommendation to the Committee. The Committee shall in good faith evaluate the Chief Executive Officer Recommendation. Awards may be granted to such persons and for such number of Shares as the Committee shall determine, subject to the limitations contained herein. Determinations made by the Committee under the Plan, with respect to Awards and otherwise, need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

(b) Nothing in the Plan or in any Grant Agreement shall confer any right on a Participant to continue in the employ or service of the Company or any Subsidiary or shall interfere or limit in any way the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a

Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

6.    STOCK OPTIONS.

(a) General. The Committee may from time to time grant to eligible Participants stock options. The stock options granted under the Plan shall be evidenced by a Grant Agreement and shall take such form as the Committee shall determine, subject to the terms and conditions of the Plan. The stock options granted under the Plan shall not be classified as “incentive stock options” as defined in Section 422 of the Code and any successor thereto.

(b) Price. The price per Share deliverable upon the exercise of each stock option (the “exercise price”) shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the stock option.

(c) Payment. Stock options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the stock options’ exercise, (iii) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise or (iv) by any combination of the foregoing, and if the Committee so determines, any shares used as payment of the exercise price must have been owned by the Participant for at least six months prior to the date of exercise.

(d) In the event a Participant is permitted to, and elects to pay the exercise price payable with respect to an stock option pursuant to Section 6(c)(ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such Participant must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise or such longer period as determined from time to time by the Committee, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the exercise price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the Participant’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the Participant to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No Participant may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the stock option being exercised (plus any applicable taxes).

(e) Terms of Stock Options. The term during which each stock option may be exercised shall be determined by the Committee and shall not exceed ten years from the date it is granted. All rights to purchase Shares pursuant to a stock option shall, unless sooner terminated, expire on the date designated by the Committee. The Committee shall determine the date on which each stock option shall become exercisable and may provide that a stock option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of a stock option and delivery of the Shares represented thereby, the Participant shall have no rights as a stockholder with respect to any Shares covered by such outstanding stock option (including any dividend or voting rights).

(f) Vesting; Termination; Forfeiture of Stock Options.

(i) Death or Disability. Except as otherwise provided in any Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to death or Disability, (A) all of the Participant’s stock options that were exercisable on the date of such Participant’s death or Disability shall remain exercisable for, a period of one year from the date of such death or Disability, but in no event after the expiration date of the stock option and (B) all of the Participant’s stock options that were not exercisable on the date of Retirement shall be forfeited immediately upon such date of death or Disability; provided, however, that such stock options may become fully vested and exercisable in the discretion of the Committee.

(ii) Retirement. Except as otherwise provided in any Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the Participant’s stock options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the stock options, and (B) all of the Participant’s stock options that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such stock options may become fully vested and exercisable in the discretion of the Committee.

(iii) Discharge for Cause. Except as otherwise provided in any Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary due to Cause, all of the Participant’s stock options shall expire and be forfeited immediately, whether or not then exercisable, upon such termination of service for Cause.

(iv) Other Termination. Except as otherwise provided in any Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than Death, Disability, Retirement or Cause (A) all of the Participant’s stock options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of such stock options and (B) all of the Participant’s stock options that were not fully vested and exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(v) Change in Control. Except as otherwise provided in any Grant Agreement, if a Change in Control occurs, all of the Participants’ stock options shall become fully vested and exercisable upon such Change in Control. In addition, the Committee shall have the authority to grant stock options that: (i) do not fully vest and become exercisable automatically upon a Change in Control, (ii) vest depending on whether or not the Participant is terminated after or upon a Change in Control and (iii) provide for accelerated vesting after a Change in Control if certain conditions are met or certain events take place. The Committee shall also have the authority to modify the definition of “Change in Control” for purposes of any Grant Agreement.

(vi) Forfeiture. Except as otherwise provided in any Grant Agreement, if a Participant exercises any of his or her stock options and, within one year thereafter, is terminated from the Company or a Subsidiary for any of the reasons specified in the definition of “Cause” set forth in Section 2(d)(i), (ii), (iv) or (v) hereof (or as such clauses may be amended in any Grant Agreement), then the Participant may, in the discretion of the Committee, be required to pay the Company the gain represented by the difference between the aggregate selling price of the Shares acquired upon the stock options’ exercise (or, if the Shares were not then sold, their aggregate Fair Market Value on the date of exercise) and the aggregate exercise price of the stock options exercised (the “Option Gain”), without regard to any subsequent increase or decrease in the Fair Market Value of the Common Stock. In addition, the Company may, in its discretion, deduct from any payment of any kind (including salary or bonus) otherwise due to any such Participant an amount equal to such Option Gain.

7.    RESTRICTED STOCK UNITS.

(a) General. The Committee may at any time and from time to time grant restricted stock units under the Plan to such Participants and in such amounts as it determines. Each grant of restricted stock units shall be evidenced by a Grant Agreement which shall specify the applicable restrictions on such units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

(b) Restricted Stock Units. Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the Participant to receive from the Company at the end of the vesting period applicable to such unit, one Share for each restricted stock unit. Restricted stock units may be granted without payment of cash or other consideration to the Company; provided, however, that Participants will be required to pay the Company the aggregate par value of the Shares received from the Company when such Shares are issued unless such Shares are treasury shares.

(c) Deferral Elections. A Participant’s Grant Agreement may allow the Participant to elect to defer the receipt of all or a portion of the Shares until after the date of vesting. Any Award of restricted stock units as to which a deferral election is made shall be designated upon grant of such Award thereof as deferred stock units. Any deferral election shall be made in accordance with Section 9 herein (“Compliance with Code Section 409A”).

(d) Termination of Service; Change in Control. Except as otherwise provided in any Grant Agreement, upon a Change in Control or at such time as a Participant ceases to be an officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries due to death, Disability or Retirement during any period of restriction and subject to the terms of any deferral election, all restrictions on restricted stock units granted to such Participant shall lapse. In addition, the Committee shall have the authority to grant restricted stock units and other Awards that: (i) do not fully vest and become exercisable automatically upon a Change in Control, (ii) vest depending on whether or not the Participant is terminated after or upon a Change in Control, and (iii) provide for accelerated vesting after a Change in Control if certain conditions are met or certain events take place. The Committee shall also have the authority to modify the definition of “Change in Control” for purposes of any Grant Agreement. Except as otherwise provided in any Grant Agreement, at such time as a Participant ceases to be, or in the event a Participant does not become, an officer or employee of, or otherwise perform services for, the Company or its Subsidiaries for any reason other than those set forth in the first sentence of this clause (d) (including, without limitation, discharge for Cause), all restricted stock units granted to such Participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

(e) Voting Rights. With respect to the restricted stock units, during such period of restriction the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant’s Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of Shares underlying each restricted stock unit on the date of its full vesting and thereafter until the underlying Shares are issued, including after any such restricted stock units are converted into deferred stock units.

8.    PERFORMANCE AWARDS.

(a) General. Performance awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards granted to a Participant and the appropriate period over which performance is to be measured (a “performance cycle”). Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the Fair Market Value of a share of Common Stock as of the date of grant of the performance shares.

(b) Performance Measures. The granting, vesting, crediting and/or payment of performance-based compensation shall be based on the achievement of performance goals based on one or more of the following performance measures: (i) net income (before or after taxes); (ii) earnings per Share before or after taxes, interest, depreciation, and/or amortization; (iii) net sales growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) gross or operating margins; (viii) productivity ratios; (ix) Share price (including, but not limited to, growth measures and total shareholder return); (x) expense targets; (xi) operating efficiency; (xii) customer satisfaction; (xiii) working capital targets; (xiv) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital), (xv) account growth, (xvi) service revenue, and (xvii) capital expenditures. Any performance measure may be (x) used to measure the performance of the Company and/or any of its Subsidiaries as a whole, any business unit thereof or any combination thereof, (y) compared to the performance of a group of comparable companies, or a published or special index or (z) be adjusted by the Committee, at the time such performance goal is established, to add or remove the effect of identified matters, including without limitation FIFO/LIFO adjustments and cigarette inventory holding gains, in each case that the Committee, in its sole discretion, deems appropriate.

(c) Establishment of Performance Goals. No later than ninety (90) days after the commencement of a performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed), the Committee shall establish in writing: (i) the performance goals applicable to the performance period; (ii) the performance measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the method for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.

(d) Permitted Exclusions/Inclusions. When establishing the performance goals, the Committee may provide in any Award that the evaluation of performance goals may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) foreign exchange gains and losses; (vii) any adjustments under clause (z) of Section 8(b) above; or (vii) other extraordinary or nonrecurring items, in each case as specified in the performance goal established in writing, as set forth in section 8(c) above.

(e) Adjustment of Performance Awards. Performance Awards may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

(f) Certification of Performance. The Committee shall determine the portion of each performance award that is earned by a Participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash or any combination thereof, as the Committee may determine. No Performance Award shall be granted, vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such performance period have been satisfied.

(g) Termination of Service. A Participant must be an officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a Participant ceases to be an officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the Participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

(h) Change in Control. Unless otherwise provided in any Grant Agreement, in the event of a Change in Control, the performance award granted to the participant for the performance cycle in which such change of control occurs shall accelerate and vest at the target level.

9.    COMPLIANCE WITH CODE SECTION 409A.

(a) General. To the extent that the Plan and/or Awards are subject to Code Section 409A, the Committee, may in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Code Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Code Section 409A, including any regulations that may be issued after the grant of any Award. Notwithstanding the foregoing, neither the Committee nor the Company is obligated to ensure that Awards comply with Code Section 409A or to take any actions to ensure such compliance.

(b) Timing of Payment. All Awards shall be paid or otherwise settled on or as soon as practicable after the applicable payment date and, except as permitted under this Section 9, not later than the 15th day of the third month from the end of (i) the Participant’s tax year that includes the applicable payment date, or (ii) the Company’s tax year that includes the applicable payment date, whichever is later. Such payment or payments are intended to comply with the “short-term deferral” exemption from the application of Code Section 409A. For purposes of this subparagraph, “payment date” means the date such Award is no longer subject to a “substantial risk of forfeiture” for purposes of Code Section 409A.

(c) Rules Applicable to Awards Subject to Code Section 409A. As to any Awards (other than stock options), the Committee may, in its sole discretion, permit Participants to defer payment or settlement of such Award so as to cause such Award to be subject to Code Section 409A. In such a case, the following rules shall apply:

(i) Initial Deferral Election. A Participant’s election to defer payment of an Award (other than stock options) and to have such amounts credited to a notional account maintained by the Company must be made no later than the date such Award is granted and must specify the time of payment and, if applicable, a form of payment. The time of payment shall be limited to one or more Distribution Events (as set forth in Section 9(c)(iii) below). The election as to the time and/or form of payment shall be irrevocable, except in circumstances and under the terms described in Section 9(c)(ii) below.

(ii) Subsequent Deferral Election. The Committee may permit a Participant to further delay payment or change the form of payment set forth in any prior deferral election provided such subsequent election (1) is made not less than 12 months prior to the first scheduled payment date under such prior election, (2) does not become effective for at least 12 months and (3) any further delay shall be for an additional period of not less than 5 years from the date such payment would otherwise have been made (except an earlier payment may be made by reason of the Participant’s death or disability, or the occurrence of an unforeseeable emergency or other event as may be permitted under Code Section 409A.

(iii) Distribution Events. The Award Agreement shall provide that payment of any deferred Award may be made only on account of the first of the following Distribution Events (each determined in accordance with Code Section 409A(a)(2)) to occur:

(1) The Participant’s separation from service;

(2) The Participant becoming disabled;

(3) The Participant’s death;

(4) A time specified in the Award Agreement;

(5) A change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation;

(6) The occurrence of an unforeseeable emergency;

(7) Any other “payment event” the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(iv) Delay of Payment Permitted Under Certain Circumstances. The Committee reserves the right to delay payment with respect to any Award under the following circumstances:

(1) The Company reasonably anticipates that the deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m). Any such delayed payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of such payment will not be limited or eliminated by the application of Code Section 162(m) of the calendar year in which the Participant incurs a separation from service.

(2) The Company reasonably anticipates that the making of the payment will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company. Any such delayed payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause material harm to the Company.

(3) The Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law. Any such delayed payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment under the Plan that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code shall not be treated as a violation of applicable law.

(4) The Company may delay a payment upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(v) Delay of Payment to a Specified Employee Pursuant to a Separation From Service. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Code Section 409A) as a result of his or her separation from service shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

(d) No Guarantees Regarding Tax Treatment. Participants (or their Beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee or the Company has any obligation to take any action to prevent the assessment of any excise tax on any person with respect to any Award under Code Section 409A.

10.    WITHHOLDING TAXES.

(a) Participant Election. Unless otherwise determined by the Committee, a Participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon the exercise of a stock options or deliverable upon the vesting of restricted stock units or the receipt of shares of Common Stock for any other reason hereunder, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the delivery or vesting of restricted stock units or the vesting or receipt of shares of Common Stock for any other reason hereunder, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 10(a), (i) such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(c) with respect to the delivery or withholding of Common Stock in payment of the exercise price of stock options and (ii) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (iii) the Participant must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of payment or such longer period as determined from time to time by the Committee, and (iv) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the Participant’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the Participant to a brokerage account specified by the Company.

(b) Company Requirement. The Company may require, as a condition to any grant, vesting or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the Participant make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant, vesting, delivery or issuance of Shares, restricted stock units, performance awards or any other Award granted under the Plan. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant, vesting, delivery or issuance of Shares, restricted stock units, performance awards, or any other Award granted under the Plan.

11.    GRANT AGREEMENT; VESTING.

Each Participant to whom an Award is made under the Plan shall enter into a Grant Agreement with the Company that shall contain such provisions, including, without limitation, vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise or as otherwise provided in Section 6, Section 7 and Section 8 in connection with a Change in Control or certain occurrences of termination, no Award under the Plan may be exercised and no restrictions relating to any Award may lapse within six months of the date such Award is made. The Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may determine, enter into Grant Agreements (or take other actions with respect to the Awards) for new Awards containing terms more (or less) favorable than the then-outstanding Awards.

12.    TRANSFERABILITY.

Unless otherwise provided in any Grant Agreement, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless otherwise provided in any Grant Agreement, a stock option may be exercised only by the Participant thereof; by his or her Family Member if such person has acquired the option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the stock option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original Participant.

13.    TRANSFER OF EMPLOYEE; EMPLOYMENT BY SUBSIDIARY.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship; provided, however, if a Subsidiary ceases to be a “Subsidiary” (as defined in Section 2 hereof) for any reason, the employment of the employees of such former Subsidiary shall be considered to be terminated at such time for purposes of the Plan and any Awards.

14.    NO CORPORATE ACTION RESTRICTION; ADJUSTMENTS.

(a) The existence of the Plan, any Grant Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or business, (ii) any merger, consolidation or change in the ownership of the Company or any subsidiary, (iii) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any subsidiary’s capital stock or the rights thereof, (iv) any dissolution or liquidation of the Company or any subsidiary, (v) any sale or transfer of all or any part of the Company’s or any subsidiary’s assets or business, or (vi) any other corporate act or proceeding by the Company or any subsidiary.

(b) In the event of any adjustment, recapitalization, reorganization or other change in the Company’s capital structure, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution to stockholders of a material amount of assets of the Company (including in the form of an extraordinary dividend), or any other change in the corporate structure or shares of the Company, the Committee shall make such equitable adjustments as it deems appropriate in the number and kind of Shares available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan and the Annual Award Limits pursuant to Section 4), in the number and kind of Shares covered by Awards previously made under the Plan and in the exercise price of outstanding stock options. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding any Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, may be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

(c) Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(e): (i) the Committee may cancel those outstanding vested or unvested stock options under the Plan which have a value in excess of their exercise price in consideration for payment to the holders thereof of an amount equal to the portion of the consideration, if any, that would have been payable to such holders pursuant to such transaction if such stock options had been fully exercised immediately prior to such transaction, less the aggregate exercise price of such stock options that would have been payable therefor, or (ii) if the amount that would have been payable to the holder of a stock option if such stock option had been fully exercised immediately prior to such transaction would have been equal to or less than the exercise price of such stock option, the Committee may cancel any or all such stock options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or such securities or other property in the Committee’s discretion.

15.    AMENDMENT AND TERMINATION OF PLAN.

The Board or the Committee, without approval of the stockholders of the Company, may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the stockholders of the Company if (a) stockholder approval would be required by applicable law or regulations, including if required by any listing requirement of the principal stock exchange or national market on which the Common Stock is then listed, (b) such amendment would remove from the Plan a provision which, without giving effect to such amendment, is subject to stockholder approval, or (c) such amendment would directly or indirectly increase the Share limits set forth in Section 4 (except for amendments reflecting adjustments made pursuant to the provisions of Section 14). The termination of the Plan shall not adversely affect any outstanding Awards under the Plan.

16.    AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE PLAN.

The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in any manner that it deems appropriate (including, but not limited to, acceleration of the date of payments under an Award or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 14, no amendment of the Plan or an Award shall adversely affect in a material manner any right of a Participant under any Award without his or her written consent. The Committee may, in its discretion require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan or otherwise.

17.    EFFECTIVE DATE.

The Plan shall become effective on the Effective Date subject to adoption by the Board and its approval by the stockholder of the Company and shall remain in full force and effect until the earlier of June 30, 2017 or the date it is terminated by the Board.

18.    SEVERABILITY.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

19.    GOVERNING LAW.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

*            *            *            *

DIRECTIONS TO THE

HYATT REGENCY SAN FRANCISCO AIRPORT HOTEL

Hyatt Regency San Francisco Airport Hotel

1333 Bayshore Highway

Burlingame, CA 94010

From San Francisco (15 miles) & San Francisco International Airport (2 miles):

Take 101 South. Exit Millbrae Ave. East. Turn right at stoplight onto Bayshore Hwy. Proceed through 4 stoplights. Hotel is on right.

From San Jose (32 miles):

Take 101 North. Exit Broadway toward Bayshore Blvd. Turn Left on Bayshore Highway. Hotel is on left.

CORE-MARK

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2007 2:00pm PDT

Hyatt Regency San Francisco Airport Hotel 1333 Bayshore Highway Burlingame, CA 94010

Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2007.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the shareholder’s annual meeting to be held May 15, 2007 and the proxy statement, and appoint J. Michael Walsh and Gregory P. Antholzner, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 15, 2007 at 2:00pm Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side.

See reverse side for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Core-Mark Holding Company, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3 Listed Below.

1. Election of directors:

01 Robert A. Allen 02 Stuart W. Booth 03 Gary F. Colter

04 L. William Krause 05 Harvey L. Tepner

06 Randolph I. Thornton 07 J. Michael Walsh

Vote FOR

all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve the adoption of the Core-Mark 2007 Long-Term Incentive Plan.

3. To ratify the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2007.

For Against Abstain

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 & 3.

Address Change? Mark Box

Indicate changes below:

Date Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.